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                                                                   Exhibit 10.16

(FTI PALLADIUM PARTNERS LOGO)                             FTI Palladium Partners
(Illegible)                                               (Illegible)

November 14, 2005

Mr. Brian Mueller
President
Apollo Group, Inc.
4615 East Elwood Street
Phoenix, AZ 85040

Dear Mr. Mueller:

1.   INTRODUCTION

     This letter confirms the engagement of FTI Palladium Partners, a division of FTI Consulting, Inc. and its wholly owned subsidiaries (collectively referred as FTI) by Apollo Group, Inc. ("you", "your" or "Apollo Group" or the "Company") to provide certain employees to the Company to assist it with the services described below (the "Engagement"). This letter of engagement and the related supporting schedules constitute the engagement contract (the "Engagement Contract") pursuant to which the Services will be provided.

2.   SCOPE OF SERVICES

     To the extent requested by you. FTI will provided the following individuals to work with you and your team in connection with the services (the "Services") outlined below:

     - Provide the services of Joseph L. D'Amico (D'Amico") to serve as the interim chief financial officer (the "CFO") of the Company, reporting directly to the President and Chief Executive officer. In the capacity of interim CFO, D'Amico will enjoy the same full and free access to the Board of Directors and its Committees as other members of the senior management of Apollo Group as specified in the Corporate Governance Guidelines of the Board of Directors and, to the extent determined by the Board of Directors from time to time, will be granted the right to attend and participate (but not vote) in the meetings of the Company's Board of Directors, or its Committees, as an observer (it being understood that the Board of Directors of the Company may from time to time meet in "executive session" or otherwise ask that certain or all non-directors not attend such meeting or a portion thereof) (such role referred to as "Board observer");

     - Provide oversight and consultation by Greg Rayburn, FTI, Palladium Partners founder and practice leader, on specific issues as determined by the Company and


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     -    To the extent determined by mutual agreement of you and D'Amico, provide the services of other temporary employees (the "Temporary Employees") to support D'Amico in his role as CFO and in the accomplishment of the following specific aspects of the Service in coordination with the Company's senior management and assigned permanent employees:

          1. Lead the Company's efforts to determine the appropriate accounting for stock options given the results of the recent investigation and restate the financial statements for required periods.

          2. Lead the Company's efforts to determine and minimize to the extent possible the tax impacts of the stock option dating issue;

          3. Lead the Company's efforts to catch up on all filing requirements of the NASDAC and SEC;

          4.   Lead the Company's efforts hire a permanent CFO;

          5. Work with management to insure that the books and records are compliant in all respects and to insure that the Company is responsive to third party auditors and facilitates completion of the audit process;

          6. Work with management to further identify and implement both short-term and long-term process improvement and control initiatives within the finance organization;

          7. Work with management on any acquisitions that may be contemplated;

          8. Assist in the communication with investors, vendors, regulators as required;

          9. Oversee the day-to-day and month-end-functions of the accounting organization and

          10.  Assist as appropriate in any treasury activities;

          11. Assist in the preparation and analysis of operating and financial budgets for future periods;

          12. Assist management, if required, in the development of and Implementation of cash management strategies, tactics and processes;

          13. Assist management, if required, with the development of a revised business plan, and such other related forecasts as appropriate and

          14. Provide such other similar services as may be requested by the Board of Directors or President;


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     We will keep you informed as to our staffing and will not add additional
     Temporary Employees to the assignment without first obtaining your consent that such additional resources are required and do not duplicate the activities of other employees or professionals. Moreover, we will attempt to utilize Company personnel to fulfill such roles and will take such steps as may be necessary to avoid duplication with the Company's other professionals. Furthermore, we will obtain your consent as to the areas of responsibility being filled by all Temporary Employees and will adjust the staffing level upwards or downwards as you direct.

     Based upon our understanding of the situation and the importance of getting the restatement done as quickly as possible, we contemplate needing at lease two (maybe 3) substantially full time Temporary Employees to assist D'Amico to manage specific aspects of the restatement process as well as the part time, specific expertise to address issues such as taxes. D'Amico will lay out a specific plan next week to review with you so you understand why these individuals are needed and his strategy for getting the project done quickly and efficiently.

     In addition to these specific services, we understand that at your request and to the extent appropriate, such Temporary Employees may be asked to participate in meetings and discussions with the Company, its lenders, other constituencies and their respective professionals.

     The Services of the Temporary Employees may be performed by FTI or by any subsidiary of FTI, as FTI shall determine in consultation with the Company. FTI may also provide, with the prior approval of the Company, non-officer Services through agents or independent contractors. References herein to FTI and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of each such subsidiary and to any such agents or independent contractors and their employees. Prior to providing services hereunder, each Temporary Employees, FTI subsidiary, agents, independent contractor and employee thereof shall execute a confidentiality agreement similar to the Confidentiality Agreement (as defined in Section 4). Additionally, each Temporary Employee and FTI or FTI Subsidiary employee, agent, or independent contractor assigned to the Services for the Company shall also agree to abide by the terms and conditions of all policies and procedures of the Company, including without limitation the Company's Business Conduct Policy, Corporate Governance Guidelines, Code of Ethics and Whistleblower Policy.

3.   NO ASSURANCE ON FINANCIAL DATA

     Because of the time and scope limitations implicit in the Engagement, the depth of our analyses and verification of the data is significantly limited. We understand that our Temporary Employees are not being requested to perform and audit or to apply generally accepted auditing standards or procedures. We further understand that all of our professionals are entitled, except in the event that it is unreasonable to do so, to rely on the accuracy and validity of the data disclosed to us or supplied to us by the Company's officers, directors, employees and agents. We will not be under any obligation to update data submitted to us or extend our activities beyond the scope set.


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     forth herein, unless we agree to do so upon your specific request. Further, due to the factors referenced in this paragraph, any periodic oral and/or written reports provided by us will not provide assurances concerning the integrity of the information used in our analyses an on which our findings and advice to you may be based.

4.   Privileged and Confidential Information and Work Product

     The Company acknowledges that all advice (written or oral) given by the Temporary Employees to the Company in Connection with the Engagement is intended solely for the benefit and use of the Company (limited to the Board of Directors and management) and we understand that the Company has agreed to treat any advice received from us, whether orally or in writing, confidential and, except as provided in this Engagement Contract, will not publish, distribute or disclose in any manner any advice developed by or received from us without our prior written approval (except to the Company's respective officers, directors employees, attorneys, advisors, lenders, or prospective tender and person who have a need to know such information in order to perform services under this Engagement Contract. Such approval shall not be unreasonably withhold, Our approval is not needed if (a) the advice sought its required to be disclosed by law or the rules of the NASDAQ Market or any stock exchange upon which the Company's stock is listed or by an order binding on the Company or us, issued by a court having competent jurisdiction over the Company or us, as applicable (unless such order specifies that the advice to be disclosed is to be placed under seal) provided however that the Company shall provide FTI with prompt written notice of such requirement, (b) such information is otherwise publicly available (c) the disclosure is of information in the possession of the Company prior to this Engagement or is independently developed by the Company, or (d) the disclosure is of information acquired from a third party who, to the Company's knowledge owes no obligation of confidence with respect to such information.

     We agree that all non-public, confidential or proprietary information ("information") that is received by us from the Company or the Company's accountants or outside counsel in connection with this engagement will be subject to the separate Confidentiality Agreement dated as of November ____, 2006 (the "Confidentiality Agreement") between FTI and the Company.

5.   Fees

     Our agreed upon compensation for the services to be rendered pursuant to this letter agreement is set forth on Schedule I. FTI will also bill for reasonable allocated and direct expenses as set forth on Schedule I. For D'Amico only, we will bill you $5,000 per month as an allowance for costs in lieu of hotel, transportation and meals. The Company will also pay for D'Amico's round trip first class (or upgraded) air travel from Chicago to Phoenix except when D'Amico stays over any weekend in Scottsdals and does not return to Chicago.

     We will require a retainer (the "Retainer") of $200,000 due upon the execution of this.


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     Engagement Contract. We will further submit to the Company monthly invoices
     (or more frequently at FTI's discretion) for services rendered and expenses incurred by additional temporary employees, which are due within 15 business days of receipt. Upon the conclusion of this engagement, the Retainer either will be returned to the Company upon payment in full of all of our outstanding Invoices or, in our sole discretion, applied to any outstanding invoice.

     It is understood that if employees of FTI are required to testify at any administrative or judicial proceeding relating to this matter (whether during the term of this letter agreement or after termination), FTI will be compensated by the Company at the regular hourly rates for each such employee, in effect at the time, (except that during the term of this letter agreement any compensation for such activities by Temporary Employee assigned full time to the Company shall be subsumed by the monthly compensation rate being invoiced to the Company) and reimbursed for reasonable out-of-pocket expensed (including counsel fees).

     The Company agrees to promptly notify FTI if it extends (or solicits the possible interest in receiving) an offer of employment to a principal or employee of FTI involved in this Engagement and agrees that it will pay FTI a cash fee, upon hiring equal to 150% of the aggregate first year's annualized compensation, including any guaranteed or target bonus to be paid to FTI's former principal or employee that the Company or any of its subsidiaries or affiliates hires at any time up to one year subsequent to the date of the final invoice rendered by FTI with respect to this Engagement.

6.   Conflicts of Interests

     Based on the list of interested parties (the "Potentially Interested Parties") provided by you, we have undertaken a limited review of our records to determine FTI's professional relationships with the Company and its significant parties-in-interest. From the results of such review, we are not aware of any conflicts of interests or relationships that would preclude us from performing the above Services for you.

     As you know however, we are a large consulting firm with numerous offices throughout the United States. We are regularly engaged by new clients, which may include one or more of the Potentially interested Parties. We will not accept an engagement that directly conflicts with this Engagement without your prior written consent.

7.   Indemnification/ Limitation of Liability

     The Company agrees to indemnify, hold harmless and defend FTI against any and all losses, claims, damages, liabilities, penalties, judgments, awards, amounts, paid in settlement, reasonable out-of-pocket costs, fees, expenses and disbursements including, without limitation, the reasonable out-of-pocket costs, fees, expenses and disbursements, as and when incurred of investigating preparing or defending any action, suit proceeding or investigation (whether or not in connection with proceedings


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     or litigation in which FTI is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with the engagement of FTI by the Company or any services rendered pursuant to such engagement; provided that the Company will not be responsible for payment of indemnification amounts hereunder (and any indemnified person shall reimburse the Company for indemnification amounts already paid) that are determined by a final judgment of all court of competent jurisdiction to have resulted from an indemnified person's bad faith, self dealing, gross negligence or willful misconduct. These indemnification provisions extend to the officers, directors, principals, members, managers, stockholders, employees, representatives, agents and counsel of FTI and shall survive the termination or expiration of the engagement. The contract rights to indemnification conferred in this paragraph shall not be exclusive of any other right that nay indemnified person may have or hereafter acquire under any statute, agreement, order of a bankruptcy court of pursuant to any directors and officers liability, insurance policy (including any such policy identified in Schedule I). The Company shall also reimburse any indemnified person for all reasonable out-of-pocket expense incurred in connection with enforcing such indemnified person's rights under this letter agreement.

     In addition to the above indemnification, FTI personnel serving as employees of the Company will be entitled to the benefit of the most favorable indemnities provided by the Company to its officers and directors, whether under the Company's by-laws, certificate of incorporation, by contract or otherwise.

     The Company agrees that it will specifically include and cover D'Amico (and any other employee of FTI who, at the request of the Board of Directors of the Company, FTI agrees will serve as an officer of the Company) under the Company's policies for directors' and officers' insurance. This Company agrees to also maintain insurance coverage for D'Amico for a period of not less than two (2) years following the date of termination of such FTI employee's services hereunder. If such coverage is not provided by the Company, then FTI shall have the right to terminate this letter agreement upon notice to the Company. The provisions of this section 7 are in the nature of contractual obligation and no change in applicable law or the Company's charter, by-laws or other organizational documents or policies shall affect any of Mr. D'Amico's rights hereunder. The obligations of the parties as reflected herein shall survive the termination of the Engagement.

     The parties intend that an independent contractor relationship will be created by this letter agreement. As an independent contractor, FTI will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. None of FTI's employees serving as a Temporary Employee, including D'Amico in his capacity as CFO of the Company, will be entitled to receive from the Company any salary, bonus, compensation, vacation pay, sick leave, retirement, pension or social security benefits, workers compensation, disability, unemployment insurance benefits or any other Company employees benefits. FTI will be responsible


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     for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business (including those related to D'Amico and the Temporary Employees).

     The Company acknowledges and agrees that FTI shall have no liability as a result of your retention of FTI, the execution and delivery of this Engagement Contract, the provision of services or other matters relating to or arising from this Engagement Contract, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of FTI or its employees. Without limiting the generality of the foregoing, in no event shall FTI be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind. In no event shall FTI's liability under this Engagement Contract exceed the total amount of professional fees paid by you to FTI under this Engagement Contract.

8.   WAIVER OF JURY TRIAL/DISPUTE RESOLUTION

     The Company agrees that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon or arising out or in connection with the engagement of FTI by the Company or any services rendered pursuant to such engagement or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Company and FTI and shall be subject to no exceptions.

9.   TERM OF ENGAGEMENT

     This letter agreement shall be effective as of the date hereof and shall continue in effect until termination or completion of our engagement hereunder. Either you or we may terminate this letter agreement and our engagement any time upon the giving of at least ten (10) business days prior written notice to the other party or immediately by either party for Cause or upon a material breach of this Agreement by the other party Termination shall not affect our right to receive payment for services performed reimbursement for reasonable out-of-pocket expenses properly incurred (in accordance with the terms of this letter agreement), except in the event of a termination by the Company for Cause or due to a material breach by FTI of this Agreement, or the Company's obligations under section 7 herein. In the event of termination, other than by the Company for Cause or material breach by FTI, prior to the end of a calendar month, you agree to pay us a pro rata portion of any set monthly compensation based upon the number of days elapsed in the month up to the effective time of termination.


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     For purposes of this Engagement Contract, "Cause" shall mean if (i) any of the offices or directors of the Company or the officers, directors, principals or other management level employees of FTI is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony, (ii) any of the officers of the Company willfully disobeys a lawful direction of the Board of Directors; or (iii) a material breach of any of FTI's or the Company's material obligations under this Engagement Contract which is not cured within thirty (30) days of the written notice to breaching party describing in reasonable detail the nature of the alleged breach.

     If any provision of this Engagement Contract shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excluded from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or as if such provision had not been originally incorporated herein, as applicable.

     This Engagement Contract and each related confidentiality agreement constitute the entire understanding between the parties with respect to the subject matter and supercede all prior written and oral proposals, understandings, agreements and/or representation, all of which are merged herein. Any amendment or modification of this letter agreement shall be in writing and executed by each of the parties hereto.

10.  GOVERNING LAW AND JURISDICTION

     This Engagement Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Courts of New York shall have exclusive jurisdiction in relation of any claim, dispute or difference concerning the Engagement Agreement and any matter arising from it. The parties hereto irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought to an inconvenient forum or to claim that those Courts do not have jurisdiction.

11.  NOTICE

     All notices required or permitted to be delivered under this Engagement Contract shall be sent, if to us, to the address set forth above, to the attention of Eric Miller, and if to you to the address for you set forth above, to the attention of your General Counsel, or such other name or address as may be given in writing to the other party. All notices under the Engagement Contract shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to the given only upon actual receipt.

12.  CONTINUATION OF TERMS

     The terms of the Engagement Contract that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not

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     limited to, section 4 and section 7, are intended to survive such termination or expiration and shall continue to bind all parties.

13.  CITATION OF ENGAGEMENT

     Notwithstanding anything to the contrary contained herein, after the engagement of FTI becomes a matter of public record, we shall have the right to disclose our retention by the Company or the successful completion of its services hereunder in marketing or promotional materials placed by FTI, at its own expenses, in financial and other newspapers or otherwise.

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We look forward to working with you on this matter. Please sign and return a copy of this letter signifying your agreement with the terms and provisions herein. If you have any questions, please contact Greg Rayburn at 336-407-4857
(cell) or D'Amico at 917-992-1266 (cell)

Very truly yours,

FTI Consulting, Inc.


By: /s/ Joseph L. D'Amico
    ---------------------------------
    Joseph L. D'Amico
    Senior Managing Director

Date:
      ------------------------------


Agreed by: Apollo Group, Inc.


By:
    ---------------------------------
    Brian Mueller
    President

Date:
      -------------------------------


By:
    ---------------------------------
    John G. Sperling
    Chairman

Date:
      -------------------------------


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                                                                      SCHEDULE 1

                            Compensation Requirements

FTT will be paid a monthly fee in the amount of $125,000 on the first business day of each month for the full-time engagement of Joe D'Amico in the performance of the Services Fees in connection with this Engagement for the additional Temporary Employees will be based upon the time spent in providing the Services, multiplied by our standard hourly rates, which are eligible for an agreed upon discount, are summarized as follows:

                                    Per Hour

Senior Managing Director      $595-655
Director / Managing Director  $435-590
Associates / Consuitants      $215-405
Administrative                $ 95-176

As deemed appropriate and necessary and in accordance with the Engagement Contract, in addition to the Temporary Employees, experts or individuals from FTI's specialty service areas, including but not limited to tax and/or insurance consulting, may be called upon to perform specific advising form time to time. Fees for these individuals will be based upon their time reasonably spent in providing those specialty services, multiplied by their hourly rates.

Hourly rates are subject to periodic adjustment. We will notify you of any such changes to our rates. Note that we do not provide any assurance regarding the outcome of our work and our fees will not be contingent on the results of such work. In addition to the fees outlined above, FTI will also bill for reasonable allocated and direct expenses which are likely to be incurred on your behalf during this Engagement. Allocated expenses include the cost of items which are not billed directly to the engagement, including administrative support and other overhead expenses that are not billed through as direct reimbursable expenses, and are calculated at 6.0% if FTI's standard professional rates, Direct expenses include reasonable and customary out-of-pocket, expenses which are billed directly to the Engagement such as certain telephone, overnight mail, messenger travel meals, accommodations and other expenses specifically related to an Engagement.

Performance Fee

We expect that our services will be of substantial value to Apollo and such value may exceed the contractual fees charged by FTI. The Company may, in the sole discretion of the Chairman and President, subject to the approval of the Board of Directors or any of its Committees, pay FTI a peroformance fee in an amount they determine should any such fee


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be warranted. The performance fee, if any, can be paid in each or freely tradable and unrestricted Apollo common stock.


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